EXHIBIT 99.1


                    LASER MORTGAGE MANAGEMENT, INC. ANNOUNCES
               STEPS TOWARDS A LIQUIDATION OR SALE OF THE COMPANY

     New York, New York, March 7, 2001. LASER Mortgage Management, Inc. (NYSE:LMM) announced today that its Board of Directors unanimously has authorized the Company's management and the Company's legal counsel to prepare a plan of liquidation. If the Company's Board of Directors approves the plan of liquidation, the Company expects that these materials will be submitted to shareholders for approval at the annual meeting scheduled to be held during the second quarter of 2001. Concurrent with the preparation of the plan of liquidation, the Board has authorized the Company's management to engage a financial advisor to consider a sale or merger of the Company as an alternative to liquidation. As presently envisioned, the plan of liquidation would provide for an initial distribution, after obtaining shareholder approval, of approximately $3.00 per share, with additional distributions of the Company's remaining assets expected to occur during the following three years. A final decision, however, has not been made and the amounts and timing of the actual distributions may be changed before the Board approves the plan of liquidation. The Company's independent directors have retained Skadden, Arps, Slate, Meagher and Flom LLP to advise them in connection with the proposed alternatives.

     LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING LASER MORTGAGE MANAGEMENT, INC.'S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES.

         Date:             March 7, 2001

         Contact:          LASER Mortgage Management, Inc.
                           Mr. Charles R. Howe II
                           Chief Financial Officer
                           212-758-2024